Exhibit 10.28

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (the “Agreement”) is made between Clarios International Inc. and its subsidiaries and affiliated entities (collectively the “Company”) and Christopher J. Eperjesy (“Executive”).

WHEREAS, Executive is subject to the Clarios U.S. Severance Policy in effect as of January 1, 2020 (the “Severance Policy”) which provides for certain benefits in the event that Executive’s employment is terminated on account of a reason set forth in the Severance Policy and subject to the terms stated therein;

WHEREAS, the Company desires to terminate Executive’s employment on an amicable basis, such termination to be effective June 30th, 2022 (“Date of Termination”) and provide termination benefits to Executive in addition to those provided for in the Severance Policy (collectively “Separation Benefits”); and

WHEREAS, in connection with the termination of Executive’s employment, the parties have agreed to a separation package and the resolution of any and all disputes between them.

NOW, THEREFORE, in consideration of the mutual covenants of the parties, it is agreed as follows:

1. Unconditional Separation Benefits. Whether or not Executive chooses to sign this Agreement and accept the terms it contains or, having done so, exercise Executive’s rights to revoke Executive’s acceptance of these terms (described more fully in Paragraph 20, below), the Company will provide Executive with the following: payment of Executive’s regular base wages through the Date of Termination; reimbursement for any travel expenses incurred and submitted per Company policy; payment of any accrued and unused vacation per Company policy; retention of any of Executive’s vested rights, if any, as of the Date of Termination in the Company’s 401(k) plan and all payments due Executive under the terms of that plan; and if Executive was a participant in the Company’s group health insurance plan on the Date of Termination, the Company will provide Executive with the right to participate in such plan in accordance with the mandates of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Any payments made to Executive pursuant to this Paragraph 1 will be subject to normal deductions for income and employment taxes and will be paid to Executive in compliance with Company policy and as required by applicable law.

2. Conditional Separation Benefits. In consideration for the promises contained in this Agreement, and in full satisfaction of any benefits due Executive under the Severance Policy, the Company will provide the following Separation Benefits, conditioned upon (i) Executive’s acceptance of the terms contained in this Agreement, and (ii) Executive’s decision not to exercise Executive’s revocation rights (described in Paragraph 19, below):

a. Severance Pay. The Company will pay Executive, as severance, a gross amount of $1,084,590.00 which consists of (i) fifty-two (52) weeks of Executive’s annual base salary in effect on the Date of Termination, plus (ii) 80% of Executive’s annual base salary in effect in 2022, (collectively the “Severance Pay”). The Severance Pay will be paid to Executive within five (5) business days following expiration of the Revocation Period, but in no event later than the thirtieth (30th) calendar day following the Date of Termination in accordance with the Company’s regular payroll practices. For unemployment compensation purposes (if Executive is determined eligible to receive said benefits as provided by law), Executive agrees that Executive will immediately advise the Wisconsin Unemployment Insurance Division, or other applicable unemployment insurance program, of Executive’s receipt of such Severance Pay, and Executive agrees and acknowledges that payments under this Paragraph 2.a. are allocated to the fifty-two (52) workweeks immediately following the Date of Termination. Executive expressly authorizes the Company to make any necessary deductions, withholdings, or other reductions from the Separation Pay.

b. Medical, Dental and Vision Benefits. If Executive is covered by the Company’s health, dental and vision insurance plan on the Date of Termination, and Executive elects COBRA coverage in a timely manner, the Company will, following expiration of the Revocation Period (defined below), pay the employer’s share and employee’s share of health insurance premium costs at the employee contribution levels as of the Date of Termination for such COBRA coverage up to twelve (12) months for which Executive is eligible starting on the Date of Termination and ending on the earliest to occur of: (i) the date Executive becomes eligible for group health insurance coverage through a new employer; or (ii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (“COBRA Premium Period”). In the event Executive becomes covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company in writing of such event. Any questions regarding these plans should be directed to the COBRA administrator, Clarios Benefit Service Center, at 1-833-525-2746 or digital.alight.com/clarios. PLEASE NOTE, if Executive and/or Executive’s covered spouse is 65 or older, entitled to Medicare coverage, and enrolled in the Clarios Health Plan through COBRA, Medicare provides the primary coverage for medical claims, and COBRA is secondary, whether or not Executive or Executive’s covered dependents actually enroll in Medicare.

c. Outplacement Services. The Company will pay the outplacement services fee for Executive to participate in an outplacement assistance program identified by the Company (which program will be selected by the Company in its sole discretion based upon Executive’s labor grade) for a period of twelve (12) months, provided Executive timely initiates outplacement services. In order to initiate such outplacement services, Executive must contact the identified vendor within thirty (30) days following the effective date of this Agreement.

d. Bonus. If Executive is a participant in the Company Annual Incentive Performance Plan (“AIPP”), Executive will be eligible for an additional lump sum payment of the Executive’s annual target bonus (80%) for fiscal year 2022 to be paid out in accordance with the terms of the AIPP. Such annual bonus shall be calculated on the basis of the twelve (12) month period encompassing the entire fiscal year 2022 and pro-rated for the number of full months during which Executive served as an active employee.

e. Executive Long Term Incentive. The treatment of any outstanding long term incentive awards that Executive was granted will be administered in accordance with the terms and conditions of the Executive Long Term Incentive Plan (“LTIP”).

3. Release of All Claims. In consideration of the benefits described in Paragraph 2 above, Executive hereby REMISES, RELEASES and FOREVER DISCHARGES the Released Parties (defined below) from any and all claims, contracts, judgments and expenses (including attorneys’ fees and costs of any kind), whether known or unknown, which Executive has or may have against the Released Parties, or any of them, arising out of or based on any transaction, occurrence, matter, event, cause or thing whatsoever which has occurred prior to or on the date Executive executes this Agreement. “Released Parties” includes the Company, and all of its affiliated entities (including but not limited to any subsidiary, division, business unit, parent, sister, partner and related companies or entities), predecessors and successors, and its and their past, present and future officers, directors, agents, employees, shareholders, members, managers, partners, attorneys, executors, employee benefit plans, insurers, assigns and other representatives of any kind. This release includes, but is not limited to: (i) all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, up to the date of Executive’s execution of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under any applicable Company severance or supplemental unemployment benefits pay plan(s); (ii) claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act of 1990, as amended; the Civil Rights Act of 1991, as amended; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993, as amended; state family and/or medical leave laws; state fair employment laws; state and federal wage and hour laws; state and/or local plant closing or mass layoff laws; Wisconsin state employment laws, as amended; and/or any other federal, state or local law, statute or regulation; (iii) claims based on breach of contract (express or implied), tort, personal injury, misrepresentation, discrimination, retaliation, harassment, defamation, invasion of privacy or wrongful discharge; (iv) claims for bonuses, payments or benefits under any of the Company’s bonus, severance or incentive plans or fringe benefit programs or policies; and (v) any other claims arising out of or connected with Executive’s employment with or separation of employment from the Company. This release does not include a waiver of any claim that cannot legally be waived. Nothing in this Agreement bars a claim by Executive for unemployment compensation benefits to which Executive is entitled under an unemployment compensation law.

4. Separation Payment. Provided that Executive executes the Separation Certificate in the form attached hereto as Appendix A not less than one day and not more than 10 days following the Date of Termination, and Executive does not revoke acceptance of the Separation Certificate, the Company will provide Executive with a lump sum payment, less applicable withholdings, in the amount of $542,295 (the Separation Payment”) within 15 days following the end of the revocation period described in the Separation Certificate.

5. Affirmations. To the fullest extent permitted by law and subject to the provisions of Paragraph 6 below, Executive represents and affirms that: (i) Executive has not filed or caused to be filed on Executive’s behalf any claim for relief against the Company or any of the Released Parties and, to the best of Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any of the Released Parties on Executive’s behalf; and (ii) Executive has no knowledge of any improper, unethical or illegal conduct or activities that Executive has not already reported to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline.

6. Challenge to Validity; Cooperation with Government Agencies. Nothing in this Agreement, including Paragraph 3, prohibits or limits Executive’s right to (i) challenge the validity of this Agreement under the ADEA; (ii) make any disclosure of information required by law; (iii) provide information to, or testify or otherwise assist in any investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iv) file, testify, participate in or otherwise assist in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. In addition, nothing prohibits Executive from filing a charge or complaint with, making a report to, participating in any investigation, or proceeding conducted by, or otherwise cooperating with the U.S. Equal Employment Opportunity Commission (“EEOC”). However, Executive agrees and hereby waives any and all rights to any monetary relief or other personal recovery from any such charge, including costs and attorneys’ fees. Additionally, this release of claims does not preclude Executive from filing claims that arise after the date of execution of this Agreement.

7. Confidentiality. Subject to the provisions of Paragraphs 5 and 6, Executive agrees not to disclose the terms of this Agreement to anyone, except his/her spouse, attorney and, as necessary, tax/financial advisor, provided they agree to be bound by this confidentiality obligation. It is expressly understood that any violation of the confidentiality obligation imposed herein constitutes a material breach of this Agreement.

8. Confidential Information. In accepting the benefits provided in this Agreement, and in consideration of those benefits, Executive agrees that with respect to the Company’s Trade Secrets and Confidential Information (each defined below), to the following:

a. Executive will not at any time directly or indirectly use or disclose any Trade Secret of the Company. The term “Trade Secret” has that meaning set forth under applicable law.

b. For a period of twenty-four (24) months following the Separation Date, Executive will not directly or indirectly use or disclose any Confidential Information of the Company. The term “Confidential Information” means all non-Trade Secret information of, about or related to the Company or provided to the Company by their customers that is not known generally to the public or the Company’s competitors. Confidential Information includes, but is not limited to: (i) inventions; product formulations and specifications; information about products under development; research, development or business plans; production processes; manufacturing techniques; equipment design; test results; financial information; customer lists; information about orders from and transactions with customers; sales, acquisition and marketing strategies and plans; pricing strategies; information relating to sources of materials and production costs; personnel information; and business records; (ii) information which is marked or otherwise designated or treated as confidential or proprietary by the Company; and (iii) information received by the Company from others which the Company is obligated to keep confidential.

c. Notwithstanding the foregoing, the terms “Trade Secret” and “Confidential Information” do not include, and the obligations set forth in this Agreement do not apply to, any information which: (i) can be demonstrated by Executive to have been known by Executive prior to Executive’s employment by the Company; (ii) is or becomes generally available to the public through no act or omission by Executive; (iii) is obtained by Executive in good faith from a third party who discloses such information to Executive on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Executive outside the scope of Executive’s employment with the Company without use of Confidential Information or Trade Secrets.

d. Nothing in this Agreement shall prevent Executive, after the Separation Date, from using general skills and knowledge gained while Executive was employed by the Company.

e. With respect to the disclosure of a Trade Secret and in accordance with 18 U.S.C. § 1833, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that, the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public. Executive is hereby notified that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s Trade Secrets to Executive’s attorney and use the Trade Secret information in that court proceeding, provided that Executive files any document containing the Trade Secret under seal so that it is not disclosed to the public and does not disclose the Trade Secret, except pursuant to court order.

9. Non-competition. In accepting the benefits provided in this Agreement, and in consideration of those benefits, Executive agrees that for the twelve (12) month period following the Date of Termination, or such longer period of non-competition as is included in any offer letter or any other agreement between Executive and the Company to the extent allowed by applicable law, Executive shall not, directly or indirectly, provide Restricted Services to any Competitor in the Territory.

a. The term “Restricted Services” means employment duties and functions of the type provided by Executive to the Company during the twenty-four (24) month period immediately prior to the Date of Termination.

b. The term “Competitor” means any individual or entity engaged in any business that (i) conducts or is planning to conduct a business in competition with any business conducted or planned by the Company including but not limited to any business or Company engaged in the business of energy storage solutions, battery manufacturing, battery and energy storage solutions distribution and battery technologies; or (ii) designs, develops, produces, distributes, offers for sale or sells a product or service that can be used as a substitute for, or is generally intended to satisfy the same customer needs for, any one or more products or services designed, developed, manufactured, produced, distributed or offered for sale or sold by any of the Company’s businesses within the twenty-four (24) month period immediately prior to the Date of Termination.

c. The term “Territory” means a region (1) where Executive had substantial responsibilities during the twenty-four (24) month period preceding the Date of Termination, and (2) for which Executive (A) was materially involved in during the twenty-four (24) month period preceding the Date of Termination, or (B) had knowledge of operations or substantial exposure to during the twenty-four (24) month period preceding the Date of Termination.

d. The Company reserves the right, at its sole discretion, to waive the application of this provision in writing.

10. Non-solicitation of Restricted Customers. In accepting the benefits provided in this Agreement, and in consideration of those benefits, Executive agrees that for the twenty-four (24) month period following the Date of Termination, or such longer period of non-solicitation as is included in any offer letter or other agreement between Executive and the Company to the extent allowed by applicable law, Executive will not directly or indirectly solicit any Restricted Customer for the sale of products or services of the type marketed, sold or provided by the Company to the Restricted Customer during the twenty-four (24) month period immediately prior to the Date of Termination.

a. The term “Restricted Customer” means any individual or entity (i) for whom/which the Company sold or provided products or services and (ii) with whom/which Executive had contact on behalf of the Company, or about whom/which Executive acquired nonpublic or proprietary information as a result of Executive’s employment by the Company, in the case of both (i) and (ii), above, during the twenty-four (24) month period immediately prior to the Date of Termination.

11. Non-Solicitation of Prospective Customers. In accepting the benefits provided in this Agreement, and in consideration of those benefits, Executive agrees that for the twenty-four (24) month period following the Date of Termination, or such longer period of non-solicitation as is included in any offer letter or other agreement between Executive and the Company to the extent allowed by applicable law, Executive shall not directly or indirectly market, sell or provide, or attempt to market, sell or provide, to any Prospective Customer any products or services of the type marketed, sold or provided by the Company to the Prospective Customer during the twelve (12) month period immediately prior to the end of the Date of Termination.

a. The term “Prospective Customer” means any individual or entity (i) for whom/which the Company has made a proposal to provide goods or services and (ii) with whom/which Executive had contact on behalf of the Company, or about whom/which Executive acquired non-public or proprietary information as a result of Executive’s employment with the Company, in the case of both (i) and (ii), above, during the twelve (12) month period immediately prior to the Date of Termination.

12. Non-solicitation of Restricted Persons. In accepting the benefits provided in this Agreement, and in consideration of those benefits, Executive agrees that for the twenty-four (24) month period following the Date of Termination, or such longer period of non-solicitation as is included in any offer letter or other agreement between Executive and the Company to the extent allowed by applicable law, Executive shall not directly or indirectly solicit any Restricted Person to provide services to or on behalf of a person or entity in a manner reasonably likely to pose a competitive threat to the Company.

a. The term “Restricted Person” means an individual who (i) at the time of the solicitation, is (a) an employee of the Company and (b) an employee of the Company who has special skills or knowledge important to the Company, or has skills that are difficult for the Company to replace; and (ii) is an employee with whom Executive had a working relationship or about whom Executive acquired or possessed specialized knowledge in connection with Executive’s employment with the Company, during the twenty-four (24) month period immediately prior to the Date of Termination.

13. Non-Disparagement. Subject to the provisions of Paragraphs 5 and 6, Executive further agrees that Executive will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations, or entities, or any of their present or former officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Executive’s employment and the termination of Executive’s employment.

14. Continued Cooperation. Executive acknowledges that the Company may need to consult with Executive from time to time on a reasonable basis after Executive’s Date of Termination on matters that Executive had worked on prior to the Date of Termination. Executive agrees to continue to cooperate with the Company and to provide any such information as is reasonably requested by the Company. Executive acknowledges and agrees that the benefits described in Paragraph 2 shall be the sole compensation paid to Executive in exchange for such assistance.

15. Reasonableness. This Agreement does not (i) supersede any confidentiality agreements, intellectual property rights agreements or non-competition or non-solicitation agreements to which Executive was subject while an employee of the Company, or (ii) negate, limit or reduce Executive’s obligations or the Company’s rights under any laws relating to trade secrets, confidential information or unfair competition. Executive acknowledges that the restrictions contained in Paragraphs 8, 9, 10, 11 and 12 are reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have executed this Agreement in the absence of such restrictions, and that any violation of any provision of these Paragraphs will represent in irreparable injury to the Company. By executing this Agreement, Executive represents that Executive’s experience and capabilities are such that the restrictions contained in Paragraphs 8, 9, 10, 11 and 12 will not prevent Executive from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. Executive further represents and acknowledges that (a) Executive has been advised by the Company to consult with legal counsel of Executive’s choosing with respect to this Agreement, and (b) that Executive has had full opportunity, prior to executing this Agreement, to review thoroughly this Agreement with counsel. In the event the provisions of Paragraphs 8, 9, 10, 11 and 12 are deemed to exceed the time or scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws. Any Company affiliates are third-party beneficiaries with respect to Executive’s performance of Executive’s obligations under Paragraphs 8, 9, 10, 11 and 12 and the undertakings and covenants contained therein, and the Company and any of its affiliates, enjoying the benefits thereof, may enforce such covenants directly against Executive.

16. Representations. Executive represents, warrants and certifies that: (i) the Separation Benefits provided in this Agreement are equivalent to or greater than those to which Executive is entitled by contract, employment policy or otherwise; (ii) except to the extent explicitly provided for in this Agreement, the Released Parties owe Executive no wages for work performed, whether salary, overtime, or commissions, or for accrued but unused paid time off; (iii) Executive has returned to the Company all items of personal property (including, without limitation, automobiles, keys, credit cards, computers and computer equipment, hardware and software, and cell phones) that are the property of the Company; (iv) Executive has returned all records, files, manuals, reports, notes or any other documents or materials, whether in written, electronic or other form, and whether prepared by Executive or others (including any copies of the same), which contain confidential, proprietary or other information regarding the Company, its affiliates or the businesses of the Company or its affiliates; (v) Executive has returned to the Company any and all passwords and/or encryption codes utilized by Executive with regard to computer, electronic or communication systems of the Company or its affiliated entities so that the Company has immediate, full and complete access to all data and information stored, used or maintained by Executive on such systems; and (vi) apart from benefits provided by this Agreement, Executive has been paid all compensation and received all benefits due to Executive as a result of Executive’s employment with the Company.

17. Non-Admission of Wrongdoing. Neither this Agreement nor the furnishing of the consideration provided for in this Agreement shall be deemed or construed at any time or for any purpose as an admission of liability by the Released Parties. Liability for any and all claims for relief is expressly denied by the Released Parties.

18. Acknowledgments. Executive acknowledges as follows:

a. Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and every one of its affiliated entities from legal action arising out of Executive’s employment relationship with the Company and each and every one of its affiliated entities from legal action arising out of Executive’s employment relationship with the Company and the termination of that relationship;

b. Executive understands that in addition to the general release of claims, this Agreement includes a release of all claims under the ADEA;

c. Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to Executive and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled;

d. Executive has been and hereby is advised in writing by the Company to consult with an attorney prior to signing this Agreement;

e. Executive has been and hereby is advised in writing by the Company that Executive had at least twenty-one (21) days within which to consider this Agreement; and

f. Executive is fully aware of the contents of this Agreement and its legal effect, that the preceding Paragraphs recite the sole consideration for this Agreement, that all agreements and understandings between the parties regarding the subject matter of this Agreement are embodied and expressed herein, unless otherwise persevered herein, and that Executive has been afforded ample opportunity to consider this Agreement and enters into this Agreement freely, knowingly, and without coercion and not in reliance upon any representations or promises made by the Company or its agents, other than those contained herein.

19. Signature and Return. Executive shall return the signed Agreement within the twenty-one (21) day consideration period provided herein via hand-delivery or email to Claudio Morfe, Vice President, General Counsel & Corporate Secretary, claudio.morfe@clarios.com, or if sent by mail, must be postmarked within the twenty-one (21) day consideration period, sent by certified mail, return receipt requested, and addressed to Claudio Morfe, Vice President, General Counsel & Corporate Secretary, 5757 N. Green Bay Ave., Milwaukee, WI 53209. If not returned within this time period, the Agreement shall expire.

20. Revocation Period. For a period of seven (7) days following the execution of this Agreement, Executive may revoke this Agreement (the “Revocation Period”). To be effective, any notice of revocation must be provided in writing and sent via hand-delivery; certified mail, return receipt requested; or email and received by Claudio Morfe, Vice President, General Counsel & Corporate Secretary, 5757 N. Green Bay Ave., Milwaukee, WI 53209, claudio.morfe@clarios.com, within the Revocation Period (or, if the seventh day of the Revocation Period is not a business day, on the first business day following such date). The Agreement shall not become effective or enforceable until the Revocation Period has expired without revocation by Executive.

21. Acceptance; Revocation. This Agreement will not be binding or enforceable unless Executive has signed and delivered it as provided in Paragraph 19 and has chosen not to exercise Executive’s revocation rights, as described in Paragraph 20. If Executive gives timely notice of Executive’s intention to revoke Executive’s acceptance of the terms set forth in this Agreement, it shall become null and void, and all other rights and claims of the parties which would have existed, but for the acceptance of this Agreement’s terms, shall be restored.

22. Severability. The provisions of this Agreement are severable. If any portion of this Agreement is found to be invalid or unenforceable, the parties desire that all other portions of the Agreement shall nonetheless remain in full force and effect.

23. Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronically scanned and faxed copies of signatures may be relied upon as the true and correct signatures of the undersigned.

24. Section 409A Internal Revenue Code. Notwithstanding any provision to the contrary, all provisions of this Agreement shall be construed and interpreted to comply with Section 409A of the Internal Revenue Code (the “Code”) and applicable regulations thereunder, and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code or regulations thereunder. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation to Executive under this Agreement shall be treated as a separate payment of compensation for purposes of applying the deferral election rules and the exclusion of certain short-term deferral amounts under Section 409A of the Code. To the extent that deferred compensation subject to the requirements of Section 409A of the Code becomes payable to Executive under this Agreement, any such payments shall be delayed by six (6) months to the extent necessary to comply with the requirements of Section 409A of the Code.

25. Assignment. The Company shall have the unrestricted right to assign this Agreement and all of the Company’s rights and obligations under this Agreement. Executive hereby agrees that, at the Company’s request and expense, Executive will consent to any such assignment by the Company and will promptly execute any assignments or other documents necessary to effectuate any such assignment to the Company’s successors or assigns. Following such assignment, this Agreement shall be binding and inure to the benefit of any successor or assign of the Company. For clarification purposes, upon assignment of this Agreement, all references to the Company shall also refer to the person or entity to whom/which this Agreement is assigned.

26. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of Wisconsin.

27. Remedies. In the event that Executive breaches any provision on this Agreement, Executive agrees that the Company may suspend its further performance (including all additional payments) under this Agreement, recover any damages suffered as a result of such breach and recover from Executive any reasonable attorneys’ fees and costs it incurs as a result of Executive’s breach. In addition, Executive agrees that the Company may seek injunctive or other equitable relief as a result of a breach by Executive of any provision of this Agreement. In no case, however, shall the release provided in Paragraph 3 be revoked or terminated if Executive accepts this Agreement as provided in Paragraph 19 and does not exercise Executive’s revocation rights before the Revocation Period described in Paragraph 20 expires.

28. Jurisdiction and Venue. Executive and the Company agree that all disputes between them regarding this Agreement, including, without limitation, all disputes involving claims for interpretation, breach or enforcement of this Agreement, shall be litigated exclusively in the Milwaukee Circuit Court or the United States District Court for the Eastern District of Wisconsin, and both parties irrevocably consent to, and waive any challenge to, the jurisdiction of, and venue in, such courts.

The parties have executed this Agreement as of the dates written below.

EXECUTIVE	CLARIOS INTERNATIONAL, INC.

/s/ CHRISTOPHER EPERJESY	/s/ CLAUDIO MORFE
By: CHRISTOPHER EPERJESY	By: CLAUDIO MORFE

Date: March 10, 2022	Date: March 10, 2022

Appendix A

SEPARATION CERTIFICATE

I hereby acknowledge and agree that:

Clarios International Inc. and its subsidiaries and affiliated entities (collectively the “Company”) and I entered into a Separation Agreement and Release of All Claims (the “Agreement”) is. A blank copy of this Separation Certificate (this “Certificate”) was attached to the Agreement when it was given to me for review. I have had more time to consider signing this Certificate than the ample time I was given to consider signing the Agreement. I was encouraged in writing to discuss the Agreement, including this Certificate, with an attorney, before executing either document. The Separation Payment described in paragraph 4 of the Agreement (the “Separation Payment”) is not payable to me or will not be acted upon unless I sign this Certificate.

My employment duties with the Company have ended. In exchange for the Separation Payment, I hereby agree that this Certificate will be part of the Agreement, and that the the Release of All set forth in paragraph 3 of the Agreement is to be construed and applied as if I signed it on the day I signed this Certificate. For the avoidance of doubt, this Certificate extends through my Date of Termination: (i) the Release of All Claims set forth in paragraph 3 of the Agreement; and (ii) all other representations, acknowledgements, agreements and covenants I made in the Agreement.

I hereby acknowledge and agree that: (i) I may revoke this Certificate within seven days of signing it (“Revocation Period”) by delivering written notice of such revocation to Claudio Morfe, Vice President, General Counsel & Corporate Secretary; and (ii) if I revoke this Certificate, I will not receive the Separation Payment.

I acknowledge that I have read this Certificate and that I understand and voluntarily agree to its terms.

In order to be valid, this Certificate must be signed and returned to Claudio Morfe, Vice President, General Counsel & Corporate Secretary no earlier than one day after the Date of Termination and no later than 10 days after the Date of Termination.

THIS IS A LEGALLY ENFORCEABLE DOCUMENT.

Name

Date